EXHIBIT 1A-3

Corporations Section P.O.Box 13697 Austin, Texas 78711-3697	Ruth R. Hughs Secretary of State

Office of the Secretary of State

Packing Slip

September 26, 2019

Law Office of Clifford J. Hunt, P.A.

8200 Seminole Boulevard

Seminole, FL 33772

Batch Number: 91464167	Batch Date: 09-18-2019
Client ID: 218150097	Return Method: Mail

Document Number	Document Detail	Number / Name	Page Count	Fee
914641670002	Certificate of Amendment	Acacia Diversified Holdings, Inc.	0	$150.00

			Total Fees:	$150.00

Payment Type	Payment Status	Payment Reference		Amount
Check	Received	8643		$150.00

			Total:	$150.00

		Total Amount Charged to Client Account:		$0
	(Applies to documents or orders where Client Account is the payment method)

Note to Customers Paying by Client Account: This is not a bill. Payments to your client account should be based on the monthly statement and not this packing slip. Amounts credited to your client account may be refunded upon request. Refunds (if applicable) will be processed within 10 business days.

User ID: WJOHNSON

Come visit us on the Internet @ https://www.sos.texas.gov/
Phone: (512) 463-5555	FAX: (512) 463-5709	Dial: 7-1-1 for Relay Services

Corporations Section P.O.Box 13697 Austin, Texas 78711-3697	Ruth R. Hughs Secretary of State

Office of the Secretary of State

September 26, 2019

Law Office of Clifford J. Hunt, P.A.

8200 Seminole Boulevard

Seminole, FL 33772 USA

RE: Acacia Diversified Holdings, Inc.

File Number: 72270700

It has been our pleasure to file the Certificate of Amendment for the referenced entity. Enclosed is the certificate evidencing filing. Payment of the filing fee is acknowledged by this letter.

If we may be of further service at any time, please let us know.

Sincerely,

Corporations Section

Business & Public Filings Division

(512) 463-5555

Enclosure

Come visit us on the Internet @ https://www.sos.texas.gov/
Phone: (512) 463-5555	FAX: (512) 463-5709	Dial: 7-1-1 for Relay Services
Prepared by: William Johnson	TID: 10323	Document: 914641670002

Corporations Section P.O.Box 13697 Austin, Texas 78711-3697	Ruth R. Hughs Secretary of State

Office of the Secretary of State

CERTIFICATE OF FILING

OF

Acacia Diversified Holdings, Inc.

72270700

The undersigned, as Secretary of State of Texas, hereby certifies that a Certificate of Amendment for the above named entity has been received in this office and has been found to conform to the applicable provisions of law.

ACCORDINGLY, the undersigned, as Secretary of State, and by virtue of the authority vested in the secretary by law, hereby issues this certificate evidencing filing effective on the date shown below.

Dated: 09/18/2019

Effective: 09/18/2019

Ruth R. Hughs
Secretary of State

Come visit us on the Internet @ https://www.sos.texas.gov/
Phone: (512) 463-5555	FAX: (512) 463-5709	Dial: 7-1-1 for Relay Services
Prepared by: William Johnson	TID: 10303	Document: 914641670002

Form 424 (Revised 05/11) Submit in duplicate to: Secretary of State P.O. Box 13697 Austin, TX 78711-3697 512 463-5555 FAX: 512/463-5709 Filing Fee: See instructions	Certificate of Amendment	This space reserved for office use. FILED In the Office of the Secretary of State of Texas SEP 18 2019 Corporations Section

Entity Information

The name of the filing entity is:

Acacia Diversified Holdings, Inc.

State the name of the entity as currently shown in the records of the secretary of state. If the amendment changes the name of the entity, state the old name and not the new name.

The filing entity is a: (Select the appropriate entity type below.)

☑	For-profit Corporation	☐	Professional Corporation
☐	Nonprofit Corporation	☐	Professional Limited Liability Company
☐	Cooperative Association	☐	Professional Association
☐	Limited Liability Company	☐	Limited Partnership

The file number issued to the filing entity by the secretary of state is:	72270700

The date of formation of the entity is:	October 1, 1984

Amendments

1. Amended Name

(If the purpose of the certificate of amendment is to change the name of the entity, use the following statement)

The name of the filing entity is: (state the new name of the entity below)

The name of the entity must contain an organizational designation or accepted abbreviation of such term, as applicable.

2. Amended Registered Agent/Registered Office

The amendment changes the certificate of formation to change the article or provision stating the name of the registered agent and the registered office address of the filing entity. The article or provision is amended to read as follows:

Registered Agent

(Complete either A or B, but not both. Also complete C.)

☐	A.	The registered agent is an organization (cannot be entity named above) by the name of:

OR

☐	B.	The registered agent is an individual resident of the state whose name is:

First Name	M.I.	Last Name	Suffix

The person executing this instrument affirms that the person designated as the new registered agent has consented to serve as registered agent.

C.	The business address of the registered agent and the registered office address is:
TX
Street Address (No P.O. Box)	City	State	Zip Code

3. Other Added, Altered, or Deleted Provisions

Other changes or additions to the certificate of formation may be made in the space provided below. If the space provided is insufficient, incorporate the additional text by providing an attachment to this form. Please read the instructions to this form for further information on format.

Text Area (The attached addendum, if any, is incorporated herein by reference.)

☑ Add each of the following provisions to the certificate of formation. The identification or reference of the added provision and the full text are as follows:

Pursuant to the authority vested in the Board of directors by the Articles of incorporation, the Directors do hereby designate and authorize the issuance of 1,475,000 shares of the Series B Convertible Preferred Stock, which shall have the relative rights, preferences, and limitations as set forth in the following attachment:

☐ Alter each of the following provisions of the certificate of formation. The identification or reference of the altered provision and the full text of the provision as amended are as follows:

☐ Delete each of the provisions identified below from the certificate of formation.

Statement of Approval

The amendments to the certificate of formation have been approved in the manner required by the Texas Business Organizations Code and by the governing documents of the entity.

Effectiveness of Filing (Select either A, B, or C.)

A. ☑ This document becomes effective when the document is filed by the secretary of state.
B. ☐ This document becomes effective at a later date, which is not more than ninety (90) days from the date of signing. The delayed effective date is:

C. ☐ This document takes effect upon the occurrence of a future event or fact, other than the passage of time. The 90th day after the date of signing is:

The following event or fact will cause the document to take effect in the manner described below:

Execution

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the entity to execute the filing instrument.

Date:  August 20, 2019

By:	Richard K. Pertile

/s/ Richard K. Pertile
Signature of authorized person

Richard K. Pertile
Printed or typed name of authorized person (see instructions)

Series “B” Convertible Preferred Stock

SERIES “B” CONVERTIBLE PREFERRED STOCK

of

ACACIA DIVERSIFIED HOLDINGS, INC.

Certificate of Designations

Acacia Diversified Holdings, Inc., a Texas corporation (the “Corporation”), pursuant to the Texas Business Organizations Code, does hereby make this Certificate of Designations, Rights and Preferences and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board”) by the Articles of Incorporation of the Corporation (the “Articles”), which authorizes the issuance of 2,000,000 shares of preferred stock, $0.001 par value per share, in one or more series, the Board duly adopted the following resolutions, which resolutions remain in full force and effect as of the date hereof:

RESOLVED, that pursuant to the Articles, the Board hereby authorizes the issuance of, and fixes the designation and preferences and rights, and qualifications, limitations and restrictions, of a series of preferred stock of the Corporation consisting of 1,475,000 shares, par value $0.001 per share, to be designated “Series B Convertible Preferred Stock” (hereinafter, the “Series B Preferred Stock”); each share of Series B Preferred Stock shall have fifty (50) votes per share and may be converted into fifty (50) $0.001 par value common shares as more fully described below; and be it

RESOLVED, that each share of Series B Preferred Stock shall rank equally in all respects and shall be subject to the following terms and provisions:

1.       Dividends. The holders of the Series B Preferred Stock shall be entitled to receive, when, if and as declared by the Board, out of funds legally available therefor, cumulative dividends payable in cash.

(a)       Dividend Periods: Dividend Rate.

(i)      Dividend Periods. The dividend periods (each, a “Dividend Period”) shall be as follows: The initial Dividend Period shall begin on September 1, 2019 and end on August 31, 2020 (the “Initial Dividend Period”). Thereafter, each Dividend Period shall commence on the day immediately following the last day of the preceding Dividend Period and shall end on the anniversary of the last day of the Initial Dividend Period.

(ii)      Dividend Rate. The annual interest rate at which cumulative preferred dividends will accrue on each share of Series B Preferred Stock (the “Dividend Rate”), shall be 0%.

(b)     No dividends shall be declared or paid or set apart for payment on the shares of Common Stock of the Corporation for any dividend period unless full cumulative dividends have been or contemporaneously are declared and paid on the Series B Preferred Stock through the most recent Dividend Payment Date. Without prejudice to the foregoing, if full cumulative dividends have not been paid on shares of the Series B Preferred Stock, all dividends declared on shares of the Series B Preferred Stock shall be paid pro rata to the holders of outstanding shares of the Series B Preferred Stock. The Series B Preferred Stock shall not be subordinate to any other class of issued and outstanding shares of preferred stock of the Corporation regarding payment of dividends.

2.     Voting Rights.

(a)      Except as otherwise provided herein or as provided by law, the holders of the Series B Preferred Stock shall have full voting rights and powers, equal to the voting rights and powers of holders of Common Stock and shall be entitled to notice of any stockholders meeting in accordance with the Bylaws of the Corporation, as amended (the “Bylaws”), and shall be entitled to vote, with respect to any question upon which holders of Common Stock are entitled to vote, including, without limitation, the right to vote for the election of directors, voting together with the holders of Common Stock as one class. Each share of Series B Preferred Stock shall be entitled to the fifty (50) votes per share.

(b)      The Corporation shall not, without the affirmative consent or approval of the holders of shares representing at least a majority, by voting power, of the Series B Preferred Shares then outstanding, voting separately as one class, given by written consent in lieu of a meeting or by vote at a meeting called for such purpose for which notice shall have been given to the holders of the Series B Preferred Stock in the manner provided in the Bylaws of the Corporation:

(i)

in any manner authorize, create, designate, issue or sell any class or series of capital stock (including any shares of treasury stock) or rights, options, warrants or other securities convertible into or exercisable or exchangeable for capital stock or any debt security which by its terms is convertible into or exchangeable for any equity security or has any other equity feature or any security that is a combination of debt and equity, which in each case, as to the payment of dividends, distribution of assets or redemptions, including, without limitation, distributions to be made upon the liquidation, dissolution or winding up of the Corporation or a merger, consolidation or sale of the assets thereof, and which is senior to the Series B Preferred Stock;

(ii)

in any manner alter or change the terms, designations, powers, preferences or relative, optional or other special rights, or the qualifications, limitations or restrictions, of the Series B Preferred Stock;

(iii)

reclassify the shares of any class or series of subordinate stock into shares of any class or series of capital stock (A) ranking, either as to payment of dividends, distributions or assets or redemptions, including, without limitation, distributions to be made upon the liquidation, dissolution or winding up of the Corporation or a merger, consolidation or sale of assets thereof, senior to the Series B Preferred Stock or (B) which in any manner adversely affects the rights of the holders of Series B Preferred Stock in their capacity as such; or

(iv)

take any action to cause any amendment, alteration or repeal of any of the provisions of (A) the Certificate of Incorporation or (B) the Bylaws, if such amendment, alteration or repeal would have a material adverse effect on the rights of the holders of the Series B Preferred Stock or on the directors elected by the holders of the Series B Preferred Stock.

3.  Rights on Liquidation.

(a)     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (any such event being hereinafter referred to as a “Liquidation”), before any distribution of assets of the Corporation shall be made to or set apart for the holders of the Common

Stock and subject and subordinate to the rights of secured creditors of the Corporation, the holders of Series B Preferred Stock shall receive an amount per share equal to the greater of (i) one dollar ($1.00), adjusted for any recapitalization, stock combinations, stock dividends (whether paid or unpaid), stock options and the like with respect to such shares (the “Liquidation Preference”), plus any accumulated but unpaid dividends (whether or not earned or declared) on the Series B Preferred Stock, and (ii) the amount such holder would have received if such holder has converted its shares of Series B Preferred Stock to Common Stock, subject to but immediately prior to such Liquidation. If the assets and funds of the Corporation thus distributed among the holders of Series B Preferred Stock shall be insufficient to make in full the payment herein required, such assets shall be distributed pro-rata among the holders of Series B Preferred Stock based on the aggregate Liquidation Preferences of the shares of Series B Preferred Stock held by each such holder. The Liquidation Preferences for the Series B Preferred Stock shall not be subordinate to the Liquidation Preferences of any issued and outstanding shares of any other series of preferred stock of the Corporation that may hereafter be created.

(b)     If the assets and funds of the Corporation available for distribution to stockholders exceed the aggregate amount payable with respect to all shares of Series B Preferred Stock then outstanding, then, after the payment required by paragraph 3(a) above shall have been made or irrevocably set aside, the holders of Common Stock shall be entitled to receive payment of a pro rata portion of such remaining assets based on the aggregate number of shares of Common Stock held or deemed to be held by such holder. The holders of Series B Preferred Stock shall not have the right to participate in such aforementioned distribution.

(c)     Upon the sale by the Corporation of all or substantially all of its assets, the acquisition by the Corporation by another entity by means of any transaction or series of transactions (including, without limitation, the acquisition of the shares of capital stock of the Corporation in an amount sufficient to permit the acquiror to elect a majority of the Board of Directors of the Corporation, any reorganization, merger or consolidation, but excluding any reincorporation), or the acquisition of any of the Corporation’s material subsidiaries, the holders of the Series B Preferred Stock shall be treated as if such transaction were a liquidation of the Corporation, which shall entitle the holders of Series B Preferred Stock to the Liquidation Preference set forth in Section 3(a) above, as if all consideration being received by the Corporation and its stockholders in connection with such transaction were being distributed in an event of liquidation of the Corporation.

4.     Conversion.

(a)     Right to Convert. At any time after issuance, the holder of any share or shares of Series B Preferred Stock shall have the right, at such holder’s option, to convert all or any lesser portion of such holder’s shares of Series B Preferred Stock to Common Stock of the Corporation on a fifty-for-one (50:1) share basis (the “Conversion Ratio”).

(b)     Mandatory Conversion. At any time after issuance, the Company may cause a mandatory conversion of not less than all issued and outstanding shares of the Series B Preferred Stock to Common Stock of the Corporation on a fifty-for-one (50:1) Conversion Ratio.

(c)     Mechanics of Voluntary Conversion.

(i)     Such conversion shall be exercised by the holder of shares of Series B Preferred Stock by delivering to the Corporation a conversion notice in the form attached hereto as Exhibit A (the “Conversion Notice”), appropriately completed and duly signed and specifying the number of shares of Series B Preferred Stock that the holder elects to convert (the “Converting Shares”) into shares of Common Stock, and by surrender not later than two (2) business days thereafter of the certificate or certificates representing such Converting Shares. The Conversion Notice shall also contain a statement of the name or names (with addresses and tax identification or social security numbers) in which the certificate or certificates for Common Stock shall be issued, if other than the name in which the Conversion Shares are registered. As promptly as practicable after the receipt of the Conversion Notice, the Corporation shall issue and deliver, or cause to be delivered, to the holder of the Converting Shares or such holder’s nominee, a certificate or certificates for the number of shares of Common Stock issuable upon the conversion of such Converting Shares. Such conversion shall be deemed to have been effected as of the close of business on the date of receipt by the Corporation of the Conversion Notice (the “Conversion Date”), and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the holder or holders of record of such shares of Common Stock as of the close of business on the Conversion Date.

(ii)     The Corporation shall issue certificates representing the shares of Common Stock to be received upon conversion of the Series B Preferred Stock (the “Conversion Shares”) (and certificates for unconverted Series B Preferred Stock) as promptly as practicable following the Conversion Date and shall transmit the certificates by messenger or reputable overnight delivery service to reach the address designed by such holder as promptly as practicable after the receipt by the Corporation of such Conversion Notice. If certificates evidencing the Conversion Shares are not received by the holder within (10) business days of the Conversion Notice, then the holder will be entitled to revoke and withdraw its Conversion Notice, in whole or in part, at any time prior to its receipt of those certificates. In lieu of delivering physical certificates representing the Conversion Shares or in payment of dividends hereunder, provided the Corporation’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, upon request of the holder, the Corporation shall use its commercially reasonable efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion or dividend payment to the holder, by crediting the account of the holder’s prime broker with DTC though its Deposit Withdrawal Agent Commission (“DWAC”) system. Such holder and the Corporation agree to coordinate with DTC to accomplish this objective. The person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares at the close of business on the Conversion Date.

(iii)     In the event the Corporation is prohibited from issuing shares of Common Stock as a result of any restrictions or prohibitions under applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization, the Corporation shall promptly as practicable use commercially reasonable efforts to seek the approval of its stockholders and take such other action to authorize the issuance of the full number of shares of Common Stock issuable upon the full conversion of the then outstanding shares of Series B Preferred Stock.

(d)     Mechanics of Mandatory Conversion.

(i)     Such conversion shall be prompted by the Company delivering notice to the holder of shares of Series B Preferred Stock in the form attached hereto as Exhibit B (the “Mandatory Conversion Notice”), specifying the number of shares of Series B Preferred Stock to be converted (the “Converting Shares”) into shares of Common Stock..

Upon receipt of the Mandatory Conversion Notice, shareholder shall surrender not later than two (2) business days thereafter the certificate or certificates representing such Converting Shares. The Mandatory Conversion Notice shall be completed by shareholder and contain a statement of the name or names (with addresses and tax identification or social security numbers) in which the certificate or certificates for Common Stock shall be issued, if other than the name in which the Conversion Shares are registered. As promptly as practicable after the receipt of the Conversion Notice, the Corporation shall issue and deliver, or cause to be delivered, to the holder of the Converting Shares or such holder’s nominee, a certificate or certificates for the number of shares of Common Stock issuable upon the conversion of such Converting Shares. Such conversion shall be deemed to have been effected as of the close of business on the date of receipt by the Corporation of the Mandatory Conversion Notice (the “Conversion Date”), and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the holder or holders of record of such shares of Common Stock as of the close of business on the Conversion Date.

(ii)     The Corporation shall cause its stock transfer agent to issue certificates representing the shares of Common Stock to be received upon conversion of the Series B Preferred Stock (the “Conversion Shares”) as promptly as practicable following the Conversion Date and shall transmit the certificates by messenger or reputable overnight delivery service to reach the address designed by such holder as promptly as practicable after the receipt by the Corporation of such Conversion Notice. In lieu of delivering physical certificates representing the Conversion Shares or in payment of dividends hereunder, provided the Corporation’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, upon request of the holder, the Corporation shall use its commercially reasonable efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion or dividend payment to the holder, by crediting the account of the holder’s prime broker with DTC though its Deposit Withdrawal Agent Commission (“DWAC”) system. Such holder and the Corporation agree to coordinate with DTC to accomplish this objective. The person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares at the close of business on the Conversion Date.

(iii)     In the event the Corporation is prohibited from issuing shares of Common Stock as a result of any restrictions or prohibitions under applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization, the Corporation shall promptly as practicable use commercially reasonable efforts to seek the approval of its stockholders and take such other action to authorize the issuance of the full number of shares of Common Stock issuable upon the full conversion of the then outstanding shares of Series B Preferred Stock.

(e)     Adjustment of Conversion Ratio:

(i)     In the event the outstanding shares of Common Stock shall be subdivided by stock split, stock dividends or otherwise, into a greater number of shares of Common Stock, the Conversion Ratio then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately increased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Ratio then in effect shall concurrently with the effectiveness of such combination or consolidation, be proportionally reduced.

(ii)     In the event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution (excluding any repurchases of securities by the Corporation not made on a pro rata basis from all holders of any class of the Corporation’s securities) payable in property or in securities of the Corporation other than shares of Common Stock, and other than as otherwise adjusted hereunder or as provided in subsection (i) above, then and in each such event the holders of the Series B Preferred Stock shall receive at the time of such distribution, the amount of property or the number of securities of the Corporation that they would have received had their Series B Preferred Stock been converted into Common Stock immediately prior to such event.

(iii)     Upon any liquidation, dissolution or winding up of the Corporation, if the Common Stock issuable upon conversion of the Series B Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), each share of Series B Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such share of Series B Preferred Stock shall have been entitled upon such reorganization or reclassification.

(iv)     Except as provided herein, the Corporation will not, by amendment of its Certificate of Incorporation, by the filing of a Certificate of Designation, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this subsection (c) and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Stock against impairment.

(v)     Upon the occurrence of each adjustment or readjustment of the Conversion Ratio pursuant to this subsection (c), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Preferred Stock, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Ratio at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series B Preferred Stock.

5.     Notices of Record Date. In the Event of any fixing by the Corporation of a record date for the holders of any class of securities: (i) for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend or a dividend set forth in Section 1 hereof) or other distribution (whether in cash, property, stock or other securities) with respect to any shares of Common Stock or other securities, (ii) for the purpose of determining any right to subscribe for, purchase or otherwise acquire, or any option for the purchase of any shares of stock of any class or any other securities or property, (iii) to effect any reclassification or capitalization of its Common Stock outstanding involving a change in the Common Stock, or (iv) to merge or consolidate with or into any other Corporation, or sell, lease or convey all or substantially of its property or business, or to liquidate, dissolve or wind up, or to receive any other right, then, in connection with each such event, the Corporation shall mail to each holder of Series B Preferred Stock: (x) at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or subscription rights, and the amount and character of such dividend, distribution or subscription right (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in clauses (i) and (ii) above; and (y) in the case of the matters referred to in clauses (iii) and (iv) above, at least twenty (20) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

6.     Notices. All notices, requests, consents and other communication hereunder shall be in writing, shall be mailed (A) if within the United States by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, by facsimile or e-mail (if agreed to by the Investor), or (B) if delivered from outside the United States, by international express courier, facsimile or e-mail (if agreed to by a holder of Series B Preferred Stock), and shall be deemed given (i) if delivered by first-class registered or certified mail, three business days after so mailed, (ii) if delivered by nationally recognized overnight carrier, one business day after so mailed, (iii) if delivered by International Federal Express, two business days after so mailed, (iv) if delivered by facsimile or email, upon electronic confirmation of receipt and shall be delivered as addressed as follows:

(a)	if to the Company, to: Richard K. Pertile, CEO Acacia Diversified Holdings, Inc. 13575 58th Street North Clearwater, FL 33760

(b)     if to a holder of Series B Preferred Stock, to the address, facsimile number or e-mail address appearing in the Corporation's stockholder records or, in either case, to such other address, facsimile number or e-mail address as the Corporation or a holder of Series B Preferred Stock may provide to the other in accordance with this Section.

7.     Increase of Authorized Shares. The Corporation shall from time to time in accordance with the laws of the State of Texas increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance is not sufficient to permit conversion of the Series B Preferred Stock.

8.     Stock Transfer Taxes. The issuance of the stock certificates upon conversion of the Series B Preferred Stock shall be made without charge to the converting holder for any transfer tax in respect of such issue; provided, however, that the Corporation shall be entitled to withhold any applicable withholding taxes with respect to such issue, if any. The Corporation shall not however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares in any name other than that of the holder of any of the Series B Preferred Stock converted, and the Corporation shall not be required to issue or deliver any such stock certificate unless and until the person or persons requesting the issue thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

Dated:           August 20, 2019               ACACIA DIVERSIFIED HOLDINGS, INC.

/s/: Richard K. Pertile

Richard K. Pertile, Chief Executive Officer

EXHIBIT “A”

ACACIA DIVERSIFIED HOLDINGS, INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designation of the Relative Rights and Preferences of the Series B Convertible Preferred Stock of Acacia Diversified Holdings, Inc. (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series B Convertible Preferred Stock, par value $0.001 per share (the “Preferred Shares”), of Acacia Diversified Holdings, Inc., a Florida corporation (the “Corporation”), indicated below into shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Corporation, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

Date of Conversion:

Number of Preferred Shares to be converted:

Stock certificate no(s). of Preferred Shares to be converted:

Please confirm the following information:

Conversion Rate:     50 Common Shares for 1 Preferred Share

Number of shares of Common Stock

to be issued:

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Date of Conversion: _________________________

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Corporation in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:
Title:

Dated: _______________________

EXHIBIT “B”

ACACIA DIVERSIFIED HOLDINGS, INC.

MANDATORY CONVERSION NOTICE

Dear Shareholder:

Reference is made to the Certificate of Designation of the Relative Rights and Preferences of the Series B Convertible Preferred Stock of Acacia Diversified Holdings, Inc. (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the Corporation hereby notifies the you of the mandatory conversion of all shares of Series B Convertible Preferred Stock, par value $0.001 per share (the “Preferred Shares”), of Acacia Diversified Holdings, Inc., a Florida corporation (the “Corporation”), indicated below into shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Corporation.

Date of Conversion:

Number of Preferred Shares to be converted:

Stock certificate no(s). of Preferred Shares to be converted:

Please confirm the following information:

Conversion Rate:     50 Common Shares for 1 Preferred Share

Number of shares of Common Stock

to be issued:

Sincerely,

Acacia Diversified Holdings, Inc.

To: Acacia Diversified Holdings, Inc.

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Corporation in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:
Title:
Shareholder

Dated: _______________________